Exhibit (a)(1)(E)

Offer to Purchase for Cash

by

GDEV Inc.

of

A Minimum of 15,000,000, up to a Maximum of 20,000,000
of its Ordinary Shares
at a Purchase Price of $2.00 per Ordinary Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON JANUARY 18, 2024, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

December 19, 2023

To Our Clients:

Enclosed for your consideration are the offer to purchase, dated December 19, 2023 (together with any amendments or supplements thereto, the “Offer to Purchase”) and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and which, together with the Offer to Purchase, constitute the “Offer”), in connection with the Offer by GDEV Inc., a British Virgin Islands business company (the “Company,” “we,” “us” or “our”), to purchase for cash a minimum of 15,000,000 ordinary shares, no par value per ordinary share (each a “share”) (the “Minimum Tender Condition”), up to a maximum of 20,000,000 shares, at a purchase price of $2.00 per share, net to the seller, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.

The Company will purchase all shares properly tendered and not properly withdrawn prior to the Expiration Time at the purchase price, net to the seller in cash, without interest, less any applicable withholding tax, on the terms and subject to the conditions of the Offer, including its proration provisions. All shares acquired in the Offer will be acquired at the same purchase price. The Company reserves the right, in its sole discretion, to purchase more than 20,000,000 shares in the Offer, subject to applicable law. The Company will return shares not purchased because of proration provisions to the tendering shareholders at the Company’s expense promptly after the Offer expires. See Sections 1 and 3 of the Offer to Purchase.

If the number of shares properly tendered and not properly withdrawn prior to the Expiration Time is fewer than 15,000,000, we may, in our sole discretion, terminate the Offer. If the number of shares properly tendered and not properly withdrawn prior to the Expiration Time is greater than 15,000,000 but less than or equal to 20,000,000 shares, we will, upon the terms and subject to the conditions of the Offer, purchase all shares so tendered.

On the terms and subject to the conditions of the Offer, if more than 20,000,000 shares are properly tendered and not properly withdrawn prior to the Expiration Time, the Company will purchase shares on a pro rata basis, from all shareholders who properly tender shares. See Sections 1 and 3 of the Offer to Purchase.

We are the holder of record (directly or indirectly) of shares held for your account. As such, we are the only ones who can tender your shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender shares we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1.           You may tender your shares at the purchase price of $2.00 per share, as indicated in the attached instruction form, net to you in cash, without interest, less any applicable withholding taxes.

2.           You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your shares will be purchased in the event of proration.

3.           The Offer is subject to the Minimum Tender Condition as well as certain other conditions set forth in Section 6 of the Offer to Purchase.

4.           The Offer, withdrawal rights and proration period will expire at 5:00 p.m., Eastern Time, on January 18, 2024, unless the Company extends the Offer.

5.           The Offer is for a minimum of 15,000,000 shares, representing approximately 7.6% of our issued and outstanding shares as of December 18, 2023, up to a maximum of 20,000,000 shares, representing approximately 10.1% of our issued and outstanding shares as of December 18, 2023.

6.           Tendering shareholders who are registered shareholders or who tender their shares directly to Continental Stock Transfer & Trust Company will not be obligated to pay any brokerage commissions or fees to the Company or, except as set forth in the Offer to Purchase and the Letter of Transmittal, share transfer taxes on the Company’s purchase of shares under the Offer.

If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached instruction form. If you authorize us to tender your shares, we will tender all your shares unless you specify otherwise on the attached instruction form.

Your prompt action is requested. Your instruction form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Time of the Offer. Please note that the Offer, proration period and withdrawal rights will expire at 5:00 p.m., Eastern Time, on January 18, 2024, unless the Offer is extended.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of Company’s shares. The Offer does not constitute an offer to buy or the solicitation of an offer to sell shares in any circumstance or jurisdiction in which such offer or solicitation is unlawful. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable.

The Company’s Board of Directors has approved the Offer. However, none of the Company, the Board of Directors, Continental Stock Transfer & Trust Company (the “Depositary”) or D.F. King & Co., Inc. (the “Information Agent”) is making any recommendation to you as to whether to tender or refrain from tendering your shares. None of the Company, the Board of Directors, the Depositary or the Information Agent has authorized any person to make any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender and, if so, how many shares to tender. In doing so, you should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including the Company’s reasons for making the Offer. See Section 2 of the Offer to Purchase. You should discuss whether to tender your shares with your broker or other financial or tax advisor.

The Company’s directors, executive officers and affiliated shareholders are entitled to participate in the Offer on the same basis as all other shareholders and one or more of such persons may, but are under no obligation, to do so.

If the Offer is oversubscribed, the Company will purchase shares on a pro rata basis from all shareholders who properly tender shares and do not properly withdraw prior to the Expiration Time at the purchase price. Therefore, if you wish to maximize the chance that your shares will be purchased and wish to maximize the number of your shares accepted for payment, you should tender as many shares as you own and are willing to sell in the Offer.

INSTRUCTION FORM WITH RESPECT TO
Offer to Purchase for Cash

by

GDEV Inc.

of

A Minimum of 15,000,000, up to a Maximum of 20,000,000
of its Ordinary Shares
at a Purchase Price of $2.00 per Ordinary Share

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase (together with any amendments or supplements hereto, the “Offer to Purchase”) and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and which, together with the Offer to Purchase, constitute the “Offer”), in connection with the Offer by GDEV Inc., a British Virgin Islands business company (the “Company,” “we,” “us” or “our”), to purchase for cash a minimum of 15,000,000 ordinary shares, no par value per ordinary share (each a “share”) (the “Minimum Tender Condition”), up to a maximum of 20,000,000 shares, at a purchase price of $2.00 per share, net to the seller, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions described in the Offer.

The undersigned hereby instruct(s) you to tender to the Company the number of shares indicated below or, if no number is indicated, all shares you hold for the account of the undersigned, at the price per share indicated below, on the terms and subject to the conditions of the Offer.

In participating in the Offer to purchase for cash, the undersigned acknowledges that: (1) the Offer is established voluntarily by the Company, it is discretionary in nature and it may be extended, modified, suspended or terminated by the Company as provided in the Offer; (2) the undersigned is voluntarily participating in the Offer; (3) the future value of the Company’s shares is unknown and cannot be predicted with certainty; (4) any foreign exchange obligations triggered by the undersigned’s tender of shares or the recipient of proceeds are solely his or her or its responsibility; and (5) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of shares, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains his or her or its sole responsibility. In that regard, the undersigned authorizes the Company to withhold all applicable Tax Items legally payable by the undersigned.

The undersigned consents to the collection, use and transfer, in electronic or other form, of the undersigned’s personal data as described in this document by and among, as applicable, the Company, its subsidiaries, and third-party administrators for the exclusive purpose of implementing, administering and managing his or her participation in the Offer.

The undersigned understands that the Company holds certain personal information about him or her, including, as applicable, but not limited to, the undersigned’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, nationality, any shares held in the Company, details of all options or any other entitlement to shares outstanding in the undersigned’s favor, for the purpose of implementing, administering and managing his or her share ownership (“Data”). The undersigned understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Offer, that these recipients may be located in his or her country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than his or her country. The undersigned understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Company. The undersigned authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Offer, including any requisite transfer of such Data as may be required to a broker or other third party with whom held any shares. The undersigned understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Offer. The undersigned understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Company in writing. The undersigned understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Offer. For more information on the consequences of his or her refusal to consent or withdrawal of consent, the undersigned understands that he or she may contact the Company.

Number of shares to be tendered by you for the account of the undersigned: _________________ shares1

1 Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.